Exhibit 99.1

PRESS RELEASE

AEON Biopharma Announces Preliminary Top-Line Results from Phase 2 Interim Analysis of ABP-450 in the Preventive Treatment of Chronic Migraine

– Trial did not meet primary endpoint –

IRVINE, Calif., May 3, 2024 – AEON Biopharma, Inc. (“AEON” or the “Company”) (NYSE: AEON), a clinical-stage biopharmaceutical company focused on developing a proprietary botulinum toxin complex for the treatment of multiple debilitating medical conditions, today announced that the preliminary top-line results from its planned interim analysis of the Phase 2 trial with ABP-450 in the preventive treatment for chronic migraine did not meet the primary endpoint.

The primary endpoint of mean reduction in monthly migraine days (MMD) over the period 13-24 weeks in a total of 325 analyzed patients randomized across three arms showed a reduction of 8.5 days in the 150 U arm and 7.7 days in the 195 U arm, compared with a reduction of 8.4 days in the placebo arm. These differences did not achieve statistical significance (p=0.9132 in 150 U arm; p=0.3611 in 195 U arm). The numerical reduction in MMDs were in the expected range for the two active arms, however, the reduction in the placebo arm was much higher than expected based on previous studies. In addition, none of the secondary endpoints met statistical significance. While the Company will continue to evaluate the complete dataset and determine the next steps in the development of ABP-450, it has immediately commenced cash preservation measures and will review all strategic options.

“While we were surprised and disappointed that ABP-450 did not demonstrate statistically significant superiority over placebo in this interim readout, both active arms showed a reduction in monthly migraine days directly in-line with our expectations. We are conducting additional analyses of the interim data to understand the highly abnormal and unexpected placebo effect and further evaluate the results of this study to determine the best path forward in the development of ABP-450 for the preventive treatment of migraine,” said Marc Forth, President and Chief Executive Officer of AEON. “We want to express our gratitude to the patients who participated in this trial, the clinical investigators, and the AEON team for their hard work and dedication to this study.”

PRESS RELEASE

About AEON Biopharma

AEON is a clinical stage biopharmaceutical company focused on developing its proprietary botulinum toxin complex, ABP-450 (prabotulinumtoxinA) injection, or ABP-450, for debilitating medical conditions, with an initial focus on the neurosciences market. ABP-450 is the same botulinum toxin complex that is currently approved and marketed for cosmetic indications by Evolus under the name Jeuveau. ABP-450 is manufactured by Daewoong in compliance with current Good Manufacturing Practice, or cGMP, in a facility that has been approved by the U.S. Food and Drug Administration, or the FDA, Health Canada and European Medicines Agency, or EMA. AEON has exclusive development and distribution rights for therapeutic indications of ABP-450 in the United States, Canada, the European Union, the United Kingdom, and certain other international territories. The Company has built a highly experienced management team with specific experience in biopharmaceutical and botulinum toxin development and commercialization. To learn more about AEON, visit www.aeonbiopharma.com.

Forward-Looking Statements

Certain statements in this press release may be considered forward-looking statements. Forward-looking statements generally relate to future events or AEON’s future financial or operating performance. For example, statements regarding AEON’s expected capital resources and liquidity needs and the anticipated timing of AEON’s clinical results are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "plan", "possible", "forecast", "expect", "intend", "will", "estimate", "anticipate", "believe", "predict", "potential" or "continue", or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.

These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by AEON and its management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (i) the outcome of any legal proceedings that may be instituted against AEON or others; (ii) AEON’s future capital requirements, including with respect to potential obligations pursuant to the forward purchase agreement termination letters; (iii) AEON’s ability to raise financing in the future; (iv) AEON’s ability to continue to meet continued stock exchange listing standards; (v) the possibility that AEON may be adversely affected by other economic, business, regulatory, and/or competitive factors; and (vi) other risks and uncertainties set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s filings with the Securities and Exchange Commission (the "SEC"), which are available on the SEC’s website at www.sec.gov.

PRESS RELEASE

Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. AEON does not undertake any duty to update these forward-looking statements.

Contacts

Investor Contact:
Corey Davis, Ph.D.
LifeSci Advisors
+1 212 915 2577
cdavis@lifesciadvisors.com

Source: AEON Biopharma